Exhibit 99.1

FOR FURTHER INFORMATION AT THE COMPANY:

Julia Gouw	Steven Canup
Chief Financial Officer	Investor Relations
(626) 583-3512	(626) 583-3775

EAST WEST BANCORP REPORTS RECORD EARNINGS
FOR SECOND QUARTER OF 2004

EPS Increases 17% to $0.35

EPS growth driven by strong loan demand and operating efficiencies

Solid asset quality highlight quarter’s results

San Marino, CA – July 15, 2004 – East West Bancorp, Inc. (Nasdaq: EWBC), parent company of East West Bank, one of the nation’s premier community banks and a leading institution focused on the Chinese-American and other niche markets, today reported record financial results for the second quarter of 2004.  Earnings per share for the second quarter increased 17% to $0.35 from $0.30 in the prior year period.  The second quarter 2004 performance was driven by continued strong growth in loans, improved efficiencies, and continued solid asset quality. All per share numbers for 2004 and 2003 periods reflect a 2 for 1 stock split that became effective on June 21, 2004.

Second quarter highlights include:

•                  Gross loans increased 47% over prior year to a record $4.1 billion;

•                  Total core deposits were $2.1 billion, a 29% increase over prior year;

•                  Efficiency ratio of 36.68%;

•                  Total cost of deposits for the quarter of 0.92%;

•                  Total non-performing assets were 0.06% of total assets;

•                  Annualized net charge-offs of 0.01% for the quarter;

•                  Definitive agreement signed for acquisition of Trust Bank;

•                  Quarter’s earnings impacted by $757,000, or $0.01 per share, unrealized loss on Freddie Mac preferred stock.

- more -

Financial Summary

Second quarter net income totaled $18.0 million, 23% higher than the $14.7 million reported in the same period of the previous year and the largest amount in the Bank’s history.  Return on average assets for the second quarter was 1.56%, compared with 1.67% in the previous year, while return on average equity for the quarter was 17.51%, compared with 18.56% in the second quarter of 2003.

“The strength and depth of our banking franchise was well demonstrated this quarter as we delivered another quarter of record earnings, substantial growth in all loan categories and further expansion of our retail and commercial deposit relationships,” said Dominic Ng, Chairman, President and Chief Executive Officer of East West.  “Much of this growth resulted from gains in our market share and additional customer penetration, as well as recent additions to our professional staff, allowing us to achieve both sustained growth as well as the lowest level of non-performing assets and one of the best efficiency ratios in our history as a public company,” concluded Ng.

“Aside from our organic growth, we were also pleased to capitalize on an attractive acquisition opportunity during the quarter by signing a definitive agreement with Trust Bank.  We view this acquisition as a sound fit, both culturally and through the ease of integration, that will further strengthen our position in the ethnic Chinese banking market, while providing a solid deposit base to help finance additional lending opportunities,” said Mr. Ng.

Management Guidance

The Company provided updated guidance for 2004 earnings per share.  Based on the first half performance and the recent 25 basis point increase in interest rates, management has increased its full year EPS estimate to between $1.40 and $1.42.  Mr. Ng commented on the Bank’s outlook for the remainder of 2004, “We are seeing favorable economic conditions in our markets, and our successful efforts to expand our customer base have resulted in a strong pipeline of quality lending opportunities.  We believe that we will continue to generate strong growth, although we believe it will come at a more moderate level than our recent experience.

“For the second half of the year, we anticipate an annualized loan growth of approximately 25%.  Additionally, our EPS guidance continues to be based on assumptions of approximately 15% annualized deposit growth for the second half of the year, a stable efficiency ratio, a net interest margin in the 4.20% range and an effective tax rate of approximately 35%,” said Mr. Ng.

Balance Sheet Summary

At June 30, 2004, total assets equaled a record $4.9 billion, 21% above assets at December 2003.  The growth in assets was primarily attributable to the growth of the loan portfolio.  Gross loans at June 30, 2004 equaled a record $4.1 billion, an increase of 24% over $3.3 billion at the end of 2003. Commercial real estate, multifamily and construction accounted for the majority of the increase.

Average earning assets for the second quarter equaled $4.4 billion, 34% higher than for the second quarter of 2003. The growth in average earning assets was driven by a 45% increase in average loans to $3.8 billion, offset by a 7% decrease in average investment securities as the Bank utilized this liquidity to fund a portion of loan growth. The yield on average earning assets for the quarter equaled 5.15%, compared to 5.37% a year ago, primarily due to lower market interest rates on both loans and investments, as well as variable and shorter-term hybrid loans accounting for a higher percentage of loan originations in the quarter.

Total deposits as of June 30, 2004 equaled $3.8 billion, a 15% increase over $3.3 billion at December 2003.  Core deposits at June 30, 2004 totaled $2.1 billion, 17% greater than year end 2003.  During the second quarter of 2004, the Bank generated strong deposit due to a focus on gathering commercial money market accounts as well as the success of a recent retail focused time deposit campaign.

Average deposits for the second quarter totaled $3.6 billion, 20% above the figure for the prior year period, while average core deposits equaled $1.9 billion, 25% greater than a year ago.  The year-over-year increase in average core deposits is primarily attributable to the expansion in commercial relationships, as well as programs in the retail branches targeted to smaller businesses and retail customers.

The average cost of deposits for the second quarter fell to 0.92% from 1.01% for the second quarter of 2003.  The decrease in the cost of deposits for the year-over-year period resulted primarily from the lower market interest rates as well as a slightly higher percentage of core deposits in the 2004 quarter.

Operating Results

Net interest income for the second quarter climbed 29% to a record $45.0 million, representing a net interest margin of 4.12%, compared to 4.28% a year ago.  The decline in net interest margin is attributable to approximately $200 million FHLB advances that were added in the first quarter of 2004, as well as the higher percentage of variable rate and hybrid ARM loan originations compared to earlier periods.  The Bank made the strategic move in early 2004 to emphasize variable rate and shorter-term hybrid loans in anticipation of a higher interest rate environment, although these loans provide a lower initial interest spread than fixed rate or longer-term hybrid loans.  Following the recent 25 basis point increase in Fed Funds, management now anticipates a net interest margin for the second half of 2004, assuming stable interest rates, in the 4.20% range.

East West provided $3.0 million for loan losses during the second quarter, compared to $2.0 million in the year ago quarter.  The increased provision reflects the strong rate of growth in loans, offset by the significant decrease in the level of non-performing assets and loan losses and management’s overall assessment of the risk inherent in the loan portfolio. Management continues to expect total provisions of approximately $13 million in 2004, reflecting the anticipated rate of growth in the loan portfolio.

Non-interest income for the second quarter totaled $7.4 million, 15% below the year ago level.  Core non-interest income for the quarter, which excludes non-recurring gains on sales of loans, securities and other assets, totaled $7.5 million, 5% lower than the prior year period.  The overall level of non-interest income was negatively impacted by lower secondary marketing income due to a significant swing from fixed rate mortgages, which the Bank sells into the secondary markets to variable rate mortgages, which East West retains in its portfolio.  Overall single family mortgage volume remained approximately equal to levels from previous quarters.  Non-interest income was further impacted by a $757,000 write-down of the carrying value of certain Freddie Mac preferred stock held in the securities portfolio.  The total value of these securities as of June 30, 2004 was $4.7 million and the Bank does not anticipate any further impairment.

Other fee income offset the decrease in secondary marketing income and gain on securities, with a 58% increase in loan fees to $2.0 million and an 11% increase in letters of credit fees to $2.1 million.  Management anticipates that, excluding the impact of secondary marketing income and gain on sale of securities, total non-interest income for the remainder of 2004 will increase by an annualized 10% to 15%. Including the impact of lower secondary marketing income, total non-interest income is expected to be roughly equal to the 2003 level.

Total non-interest expense for the second quarter equaled $21.6 million, 12% above a year ago.  Cash operating expenses, which exclude the amortization of positive intangibles and investments in affordable housing partnerships, totaled $19.2 million for the quarter, also a 12% increase over the prior year period.  The increase in non-interest expense over the prior year is primarily due to higher compensation related to increased staffing levels and higher other expenses, which can be attributed to overall deposit and loan growth.  The Bank expects a 15% to 18% increase in the dollar amount of core non-interest expense for 2004 in order to support the growth of the Bank.

East West generated a 36.68% efficiency ratio for the second quarter of 2004, compared to 39.26% a year ago.  The year-over-year improvement in efficiency ratio is attributable to increased efficiencies in the Bank’s operating platform as well as the significant growth in net interest income, and management expects the efficiency ratio for 2004 will range from 36.5% to 37.5% for the second half of 2004.

The effective tax rate for the second quarter was 35.0% compared to 34.3% a year ago. Management anticipates that the Bank’s effective tax rate for 2004 will be approximately 35%.

Asset Quality

Non-performing assets declined significantly from previous quarters and are at the low end of management targets.  Reductions in non-performing smaller real estate loans accounted for the majority of the decreases.  Total non-performing assets as of June 30, 2004 were $3.1 million, or 0.06% of total assets, compared to $14.4 million, or 0.40% of total assets, at June 30, 2003.  Non-accrual loans at June 30, 2004 were $3.1 million, or 0.08% of total loans, compared to $8.2 million, or 0.30% of total loans, a year ago.

Net charge-offs for the quarter totaled $140,000, or an annualized 0.01% of average loans, compared to $764,000, or an annualized 0.12% of average loans, for the second quarter of 2003.  Management believes that the overall level of asset quality remains sound and that non-performing assets should continue to be below 0.50% of total assets and that net charge-offs should remain below an annualized 0.35% in 2004.  The allowance for loan losses at June 30, 2004 was $44.0 million, or 1.08% of total loans and 1,408% of non-accrual loans, compared to $40.8 million, or 1.47% of total loans and 495% of non-accrual loans at June 30, 2003.  Management believes that the current level of loss allowance reflects an adequate protection against potential loss experience in the portfolio, given the level of non-performing assets, the collateral coverage provided in the real estate loan portfolio and the historic levels of losses on the various categories of loans.

Capitalization

East West continues to be well capitalized under all regulatory guidelines, with a Tier I risk-based capital ratio of 9.79%, a total risk-based capital ratio of 10.93% and a Tier I leverage ratio of 9.33%.  Total stockholders’ equity as of June 30, 2004 was $422.9 million, representing a book value per share of $8.41. The investors in the Company’s private placement did not exercise their option to purchase an additional $10 million of shares during the quarter, although East West anticipates that this option will be exercised late in the third quarter or early in the fourth quarter of this year. Combined with the existing capital base and the Company’s earnings, East West believes that it has sufficient capital resources to support continued growth for the remainder of the year.  East West did not repurchase any shares during the quarter.

About East West

East West Bancorp is a publicly owned company, with $4.9 billion in assets, whose stock is traded on the Nasdaq National Market under the symbol “EWBC”. The company’s wholly owned subsidiary, East West Bank, is the fourth largest independent commercial bank headquartered in Los Angeles. East West Bank serves the community with 40 locations throughout Los Angeles, Orange, San Francisco, Alameda, Santa Clara, and San Mateo counties and a Beijing Representative Office in China. It is also one of the largest financial institutions in the nation focusing on the Chinese-American community.  For more information on East West Bancorp, visit the company’s website at www.eastwestbank.com.

Forward-Looking Statements

This release may contain forward-looking statements, which are included in accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and accordingly, the cautionary statements contained in East West Bancorp’s Annual Report on Form 10-K for the year ended Dec. 31, 2003 (See Item I — Business, and Item 7 — Management’s Discussion and Analysis of Consolidated Financial Condition and Results of Operations), and other filings with the Securities and Exchange Commission are incorporated herein by reference. These factors include, but are not limited to: the effect of interest rate and currency exchange fluctuations; competition in the financial services market for both deposits and loans; EWBC’s ability to efficiently incorporate acquisitions into its operations; the ability of EWBC and its subsidiaries to increase its customer base; the effect of regulatory and legislative action, including recently enacted California tax legislation and an announcement by the state’s Franchise Tax Board regarding the taxation of Registered Investment Companies; and regional and general economic conditions.  Actual results and performance in future periods may be materially different from any future results or performance suggested by the forward-looking statements in this release. Such forward-looking statements speak only as of the date of this release. East West expressly disclaims any obligation to update or revise any forward-looking statements found herein to reflect any changes in the Bank’s expectations of results or any change in events.

EAST WEST BANCORP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

(In thousands, except per share amounts)

	June 30, 2004	December 31, 2003	% Change
Assets
Cash and cash equivalents	$161,742	$141,589	14
Investment securities	453,748	445,736	2
Loans (net of allowance for loan losses of $43,999 and $39,246)	4,029,266	3,234,133	25
Premiums on deposits acquired, net	6,528	7,565	(14)
Goodwill	28,657	28,710	(0)
Other assets	228,638	197,700	16
Total assets	$4,908,579	$4,055,433	21

Liabilities and Stockholders’ Equity
Deposits	$3,822,409	$3,312,667	15
Short-term borrowings	—	12,000	(100)
FHLB advances	571,300	281,300	103
Accrued expenses and other liabilities	48,347	53,589	(10)
Notes payable	1,592	2,192	(27)
Junior subordinated debt securities	42,012	31,702	33
Total liabilities	4,485,660	3,693,450	21
Stockholders’ equity	422,919	361,983	17
Total liabilities and stockholders’ equity	$4,908,579	$4,055,433	21
Book value per share (1)	$8.41	$7.41	13
Number of shares at period end (1)	50,308	48,857	3

Ending Balances

	June 30, 2004	December 31, 2003	% Change
Loans
Residential first mortgage	$205,295	$146,686	40
Real estate - multifamily	905,328	809,311	12
Real estate - commercial	2,040,314	1,558,594	31
Real estate - construction	275,639	179,544	54
Commercial	348,971	311,133	12
Trade finance	125,999	120,809	4
Consumer	172,996	147,150	18
Total gross loans	$4,074,542	$3,273,227	24
Unearned fees, premiums and discounts	(1,277)	152	(940)
Allowance for loan losses	(43,999)	(39,246)	12
Net loans	$4,029,266	$3,234,133	25

Deposits
Noninterest-bearing demand	$1,072,008	$922,946	16
Interest-bearing checking	272,493	276,390	(1)
Money market	421,148	289,217	46
Savings	321,696	301,154	7
Total core deposits	2,087,345	1,789,707	17
Time deposits	1,735,064	1,522,960	14
Total deposits	$3,822,409	$3,312,667	15

(1) Prior period amounts have been restated to reflect the 2 for 1 stock split on June 21, 2004

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

(In thousands, except per share amounts)

	For the three months ended June 30,
	2004	2003	% Change

Interest and dividend income	$56,347	$43,873	28
Interest expense	(11,343)	(8,892)	28
Net interest income	45,004	34,981	29
Provision for loan losses	(3,000)	(2,010)	49
Net interest income after provision for loan losses	42,004	32,971	27
Noninterest income	7,368	8,682	(15)
Noninterest expense	(21,646)	(19,310)	12
Income before taxes	27,726	22,343	24
Income taxes	(9,697)	(7,658)	27
Net income	$18,029	$14,685	23
Net income per share, basic (1)	$0.36	$0.31	16
Net income per share, diluted (1)	$0.35	$0.30	17
Shares used to compute per share net income:
• Basic (1)	50,063	47,936	4
• Diluted (1)	51,675	49,204	5

	For the six months ended June 30,
	2004	2003	% Change

Interest and dividend income	$108,492	$84,925	28
Interest expense	(21,405)	(18,885)	13
Net interest income	87,087	66,040	32
Provision for loan losses	(6,750)	(4,500)	50
Net interest income after provision for loan losses	80,337	61,540	31
Noninterest income	15,825	15,462	2
Noninterest expense	(42,402)	(36,703)	16
Income before taxes	53,760	40,299	33
Income taxes	(18,786)	(13,856)	36
Net income	34,974	26,443	32
Net income per share, basic (1)	$0.71	$0.55	29
Net income per share, diluted (1)	$0.68	$0.54	26
Shares used to compute per share net income:
• Basic (1)	49,600	47,856	4
• Diluted (1)	51,184	49,142	4

(1) Prior period amounts have been restated to reflect the 2 for 1 stock split on June 21, 2004

SELECTED FINANCIAL INFORMATION

(unaudited)

(Dollars in thousands)

Average Balances

	For the three months ended June 30,
	2004	2003	% Change
Loans
Residential first mortgage	$173,433	$145,639	19
Real estate - multifamily	880,801	697,284	26
Real estate - commercial	1,910,490	1,123,278	70
Real estate - construction	241,918	180,241	34
Commercial	344,497	266,576	29
Trade finance	123,384	112,939	9
Consumer	160,817	118,446	36
Total loans	3,835,340	2,644,403	45
Investment securities	408,310	441,082	(7)
Earning assets	4,374,574	3,266,472	34
Total assets	4,636,049	3,512,710	32

Deposits
Noninterest-bearing demand	968,857	784,762	23
Interest-bearing checking	276,971	262,052	6
Money market	381,591	222,860	71
Savings	314,031	287,593	9
Total core deposits	1,941,450	1,557,267	25
Time deposits	1,689,163	1,476,938	14
Total deposits	3,630,613	3,034,205	20
Interest-bearing liabilities	3,198,925	2,364,873	35
Stockholders’ equity	411,838	316,550	30

	For the six months ended June 30,
	2004	2003	% Change
Loans
Residential first mortgage	$162,927	$133,503	22
Real estate - multifamily	856,862	670,618	28
Real estate - commercial	1,796,507	1,061,476	69
Real estate - construction	220,233	183,773	20
Commercial	330,561	265,648	24
Trade finance	121,707	101,982	19
Consumer	155,302	114,623	35
Total loans	3,644,099	2,531,623	44
Investment securities	412,536	475,940	(13)
Earning assets	4,178,597	3,182,360	31
Total assets	4,437,049	3,414,872	30

Deposits
Noninterest-bearing demand	905,800	731,284	24
Interest-bearing checking	280,803	250,469	12
Money market	342,175	201,229	70
Savings	309,369	276,160	12
Total core deposits	1,838,147	1,459,142	26
Time deposits	1,630,133	1,503,719	8
Total deposits	3,468,280	2,962,861	17
Interest-bearing liabilities	3,080,395	2,329,421	32
Stockholders’ equity	394,417	310,843	27

SELECTED FINANCIAL INFORMATION

(unaudited)

(Dollars in thousands)

	For the Three months ended June 30,			For the Six months ended June 30,
	2004	2003	% Change	2004	2003	% Change
Selected Ratios
For The Period
Return on average assets	1.56%	1.67%	(7)	1.58%	1.55%	2
Return on average equity	17.51%	18.56%	(6)	17.73%	17.01%	4
Interest rate spread	3.73%	3.87%	(4)	3.80%	3.72%	2
Net interest margin	4.12%	4.28%	(4)	4.17%	4.15%	0
Yield on earning assets	5.15%	5.37%	(4)	5.19%	5.34%	(3)
Cost of deposits	0.92%	1.01%	(9)	0.91%	1.12%	(19)
Cost of funds	1.09%	1.13%	(4)	1.07%	1.23%	(13)
Noninterest expense/ average assets (2)	1.66%	1.95%	(15)	1.69%	1.92%	(12)
Efficiency ratio (2)	36.68%	39.26%	(7)	36.53%	40.20%	(9)
Net chargeoffs to average loans (annualized)	0.01%	0.12%	(92)	0.05%	0.15%	(67)

Period End
Tier 1 risk-based capital ratio				9.79%	9.83%	(0)
Total risk-based capital ratio				10.93%	11.02%	(1)
Tier 1 leverage ratio				9.33%	8.82%	6
Nonperforming assets to total assets				0.06%	0.40%	(85)
Nonaccrual loans to total loans				0.08%	0.30%	(73)
Allowance for loan losses to total loans				1.08%	1.47%	(27)
Allowance for loan losses to nonaccrual loans				1407.52%	495.26%	184

	For the Three months ended June 30,			For the Six months ended June 30,
	2004	2003	% Change	2004	2003	% Change
Noninterest income:
Loan fees	$1,973	$1,252	58	$3,126	$2,104	49
Branch fees	1,839	1,830	0	3,634	3,553	2
Letters of credit fees and commissions	2,076	1,869	11	4,189	3,339	25
Gain on sale of loans	232	81	186	257	182	41
(Loss) gain on securities	(391)	640	(161)	803	987	(19)
Income from secondary market activities	98	1,414	(93)	853	2,122	(60)
Other	1,541	1,596	(3)	2,963	3,175	(7)
Total	$7,368	$8,682	(15)	$15,825	$15,462	2

Noninterest expense:
Compensation and other employee benefits	$9,139	$7,887	16	$18,307	$15,609	17
Net occupancy of premises	2,854	2,548	12	5,548	4,838	15
Deposit insurance premiums and regulatory assessments	183	190	(4)	361	363	(1)
Data processing	507	474	7	968	860	13
Amortization of positive intangibles	519	507	2	1,037	952	9
Amortization of investments in affordable housing partnerships	1,920	1,663	15	3,775	2,984	27
Other	6,524	6,041	8	12,406	11,097	12
Total	$21,646	$19,310	12	$42,402	$36,703	16

(2) Excludes the amortization of intangibles and investments in affordable housing partnerships

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